Exhibit 99.1

January 29, 2024	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 417-895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. to Hold 35th Annual Meeting of Stockholders

Meeting to be virtual-only

SPRINGFIELD, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, will hold its 35th Annual Meeting of Stockholders at:

10 a.m. CDT

Wednesday, May 8, 2024

Virtual Meeting (Webcast)

This year’s Annual Meeting of Stockholders will be a virtual meeting over the internet. Stockholders will be able to attend the Annual Meeting via a live webcast. Additional information about the Annual Meeting, including how stockholders can access the live webcast, will be provided in the Company’s Notice of Annual Meeting and Proxy Statement.

Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2024, can vote during the live webcast of the Annual Meeting or by proxy.

Material to be presented at the Annual Meeting will be available on the Company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

With total assets of $5.8 billion, Great Southern offers a broad range of banking services to commercial and consumer customers. Headquartered in Springfield, Missouri, the Company operates 89 retail banking centers in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska, and commercial loan production offices in Atlanta, Charlotte, North Carolina, Chicago, Dallas, Denver, Omaha, Nebraska, Phoenix and Tulsa, Oklahoma. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select Market.

www.GreatSouthernBank.com